                                                                   EXHIBIT 10.11

www.onelist.com



SEPTEMBER 16, 1999


RICHARD CAREY
1230 PAYNE DRIVE
LOS ALTOS, CA 94024



DEAR RICHARD:

        Congratulations! We feel that you have what it takes to help ONElist achieve its future goals and maintain its success as the world's leading e-mail community service and would like you to join our team.

        I am pleased to offer you the position of VICE PRESIDENT OF ENGINEERING at ONElist.

        Your salary will be based on an annual salary of $175,000, paid bi-monthly and you will receive a $5,000 signing bonus. You are eligible to participate in the ONElist Incentive Stock Option (ISO) plan and will receive an option grant (in a separate document) to purchase 82,000 shares of ONElist common stock, subject to the vesting schedule, terms and conditions of the Company' Stock Option Plan, option agreement. This grant is subject to approval by the Company's Board of Directors.

        In the event that within one year from the effective date of your employment with the company is involuntarily terminated other than for "cause" or is "constructively terminated" (as such terms are defined below), the first 25% of the option shares (20,500 shares) will become vested and exercisable and you will be entitled to exercise such portion of the Option for a period of three (3) months form the date of employment termination; provided, however, that if any such provisions of paragraph 6(a) below shall control.

        For purposes of the foregoing: Termination for "cause" means (A) the failure by you substantially to perform your material duties after a written demand for substantial performance is delivered to you by the Board of Director that specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties, (B) the failure (in material respect) by you to follow reasonable policies or directives established by the board of Directors after written notice to you by the Board of Directors that you are not following such policies or directives, (C) bad faith conduct that is materially detrimental to the Company, or (D) the conviction of you of a felony.

        Your employment with the Company will be deemed to have been "constructively terminated" if there shall occurs (A) a reduction in your base salary other than a reduction that is part of a general reduction of officer salaries, (B) a material change in your responsibility or authority, or (C) an office relocation requiring a commute greater than 50 miles.

        In addition, if within six (6) months after the Change of Control (as defined below) of the Company, your employment with the Company is involuntary terminate other than for "cause" of is "constructively terminated" (as such terms are defined above), a portion of the Option shares equivalent to an additional one (1) year of vesting (20,500 shares) from the date of portion of the option for a period of three (3) months from the date of employment termination; provided, however, that in no event shall such accelerated vesting permit you to exercise more than Change of Control occurred 18 months after the Effective Date and your employment were terminated under the circumstances set forth in this paragraph 20 months after the Effective Date, an additional four
(4) months of vesting would occur.

        For purposes of the foregoing, a "Change of Control of the Company" shall be deemed to have occurred if (i) the Company sells or otherwise disposes all of substantially all of its assets; (ii) there is a merger or consolidation of the Company with any other corporation or corporations, provided that the shareholders of the Company, as a group, do not hold, immediately after such event, more than 50% of the voting power of the surviving or successor corporation; or (iii) a person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but other than any of the investors in the Company as of the Effective Date, becomes the "beneficial owner" (as defined in the Exchange Act) of Common Stock of the Company representing 50% or more of the combined voting power of the voting securities of the Company (exclusive of persons who are now officers or directors of the Company).

        The company shall require any successor of assignee, in connection with any sale, transfer or other disposition of all substantially all of the Company's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

        You are also eligible for the following standard Company benefits: medical/ dental/ vision, life insurance, LTD, vacation, and holidays. You will receive more detailed information about these during your new employee orientation.

        Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is an employer services organization contracted by The Company to perform selected employer responsibilities on our behalf. As a result of ONElist's arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration, including your new hire enrollment processing. However, as ONElist is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished.

        With the exception of the provision for at will employment described below, ONElist and/or TriNet may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or part, at any time, with or without notice, and ONElist may change or terminate the TriNet relationship at any time.

        As with all employees, your employment with ONElist is at will. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, writing or manual unless except through a written agreement signed by the President/CEO of the company.

        RICHARD, we are looking forward to your joining the team and contributing to this exciting venture. Your start date is SEPTEMBER 27, 1999. You may indicate your acceptance of this offer by signing the acknowledgment below and returning it to me by within five (5) days from the date of this letter, at which time this offer expires if not previously accepted. If you have any questions or concerns please do not hesitate to call.

                                            Sincerely,

                                            Mark Fletcher

                                            President/ CEO

I accept the offer of employment as stated in this letter.

Addressee's Signature

Enclosures:

Duplicate Letter (for your files)



                                      -3-